MEMORANDUM
DATE: November 17, 2000
TO: File
FROM: Tom MacDonald
RE: Item 77(i): Form N-SAR for Fidelity Garrison Street
Trust Pursuant to a Board approved vote on September 16, 1999, Fidelity Garrison Street Trust commenced a new series of shares (Fidelity Money Market Central Fund) on July 24,
2000.